Exhibit 10.4(a)

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND ARE SUBJECT TO THE STANDARD RESTRICTIONS APPLICABLE UNDER THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

WORLDSPACE, INC.

STOCK PURCHASE WARRANT

JULY 11, 1994

WORLDSPACE, INC., a Maryland corporation (the “Company”), as consideration for value received, hereby certifies that Mr. Benno A. Ammann, or his assigns (the “Holder”), is entitled to purchase from the Company up to 30,000 shares of the Company’s capital stock evidenced by shares of Common Stock, at any time or from time to time during the period commencing at 9:00 A.M. Eastern time on July 12, 1994 and ending at 5:00 P.M., Eastern time on July 11, 1999 (the ‘Warrant Term”).

This warrant is issued in connection with a $30,000 loan that Holder has agreed to make.

As consideration for and a condition of extending to the Company the credit, Holder has required that the Company issue a Warrant to purchase 30,000 shares of the Company’s Common Stock.

1.0	Exercise of Warrant.

1.1 Manner of Exercise: Payment. This Warrant may be exercised by holder hereof, in whole or in part, during normal business hours on any business day during the period of the Warrant by surrendering the Warrant to the Company at its offices accompanied by payment in cash, certified check or official bank check payable to the order of the Company.

1.2 Exercise Price. The exercise price for the Warrant shall be $5 for every share which holder wishes to convert into the Company’s Common Stock under this Warrant Agreement. Payment shall be made in cash or check as designated under Section 1, Paragraph 1.1 above.

1.3 Delivery of Stock Certificates. After exercise of the Warrant, the Company shall cause to deliver

a) a certificate(s) for the number of duly authorized, validly issued, fully paid and nonassesssable shares to which the Holder shall be entitled as a result of the exercise; and

b) in case such exercise is in part only, a new warrant or warrants of like tenor dated the date hereof for the remaining shares that have not been exercised by the Holder.

2.0	Restrictions on Transfer.

2.1 Restrictive Legends. This Warrant and each certificate evidencing a Warrant Stock issued upon exercise of this Warrant shall bear the following legend:

THIS WARRANT AND ANY SHARES ACQUIRED UPON THE EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS AND ARE SUBJECT TO THE STANDARD RESTRICTIONS APPLICABLE UNDER THE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

THIS WARRANT HAS BEEN ACQUIRED FOR INVESTMENT AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND UNDER ANY APPLICABLE STATE SECURITIES LAWS, OR IN THE ABSENCE OF OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED.

2.2 Termination of Restrictions. The restrictions imposed by this section shall cease and terminate (a) when such securities shall have been effectively registered under the Act or (b) when, in the opinions of the Holder and the Company’s counsel, such restrictions no longer are required to ensure compliance with the Act.

3.0	No Rights or Liabilities as Stockholder.

Nothing contained in this Warrant shall be construed as conferring upon the Holder any rights as a stockholder of the Company, or as imposing any obligation on the Holder to purchase any securities, or as imposing any liabilities on the Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or by creditors of the Company.

4.0	Put and Call Provisions.

4.1 The Put Option. Anytime during the validity of this Warrant, the Holder shall have the right, but not the obligation, to require the Company to repurchase up to 100% of the Warrant stock issued upon the exercise of this Warrant at fair market value determined in accordance with section 4.3 below.

4.2 The Call Option. Anytime during the validity of this Warrant, the Company shall have the right, but not the obligation, to repurchase from the Holder up to 100% of the Warrant stock issued upon the exercise of this Warrant at fair market value determined in accordance with section 4.3 below.

4.3 Fair Market Value. The term fair market value shall mean the price for each share of put stock or call stock which would be paid by the highest bidder for such stock if sold in an arms-length transaction assuming that neither buyer nor seller were compelled to purchase the same. If the Company and the Holder do not agree at such market value they shall each appoint one reputable independent appraiser engaged in the business of the Company. If the two appraisals differ by no more than 20% of the larger amount, the results shall be averaged and that average shall be the fair market value. If, however, the two appraisals differ by more than 20%, then the two appraisers shall select a third appraiser experienced in the appraisal of the Company’s business and both parties will agree to be bound by the third and last appraisal.

5.0	Assignment of Warrant.

This Warrant is assignable by Holder. If properly assigned, this Warrant may be exercised by a new Holder without a new Warrant first having been issued. The Company may, without any obligations thereto, seek such proofs as it deems necessary to verify the validity of such assignments.

6.0	Miscellaneous.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by a written instrument signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant shall be construed and enforced in accordance with the laws of the State of Maryland.

ATTEST:		For WORLDSPACE, INC.

By:	/s/ Tedros A. Lemma	By:	/s/ Noah A. Samara
	Tedros A. Lemma		Noah A. Samara
	Contracts Manager		President & CEO

WORLDSPACE

May 28, 1999

Mr. Benno Ammann

Box 855

Middleburg, VA. 22117

Dear Mr. Ammann:

You are the holder of 30,000 WorldSpace, Inc. warrants. The current Warrant Agreement reflects an expiration date of July 11, 1999.

This is to advise you that the WorldSpace Inc. Board of Directors voted at its May 21 meeting to extend the option period. The new expiration date is July 11, 2006. This letter serves as formal notification of the extension. A new Warrant Agreement will not be generated.

Please don’t hesitate to call if you have any questions.

Sincerely,

/s/ Amber Zentis
Amber Zentis
Director, Investor Relations

2400 N. Street, N.W., Washington, DC 20037	Tel: (202) 969-6000 Fax (202) 969 6002